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                                                                  EXHIBIT 10.9


BID.COM
THE Online Auction
                                                    BID.COM International Inc.
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                                                    February 2, 2000


Dear Dan,

This letter of agreement replaces the original letter dated January 22, 1999 and will remain in effect for a period of 1 year unless breached by either party.




                       Netjewels.com and Bid.Com Contract
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Bid.com will market and sell netjewels.com products for a period of 1 year.
Bid.com will use reasonable efforts to market the accepted products appropriately and strategically, in its sole discretion, so as to insure the highest possible return on all accepted products. Newjewels.com will provide a wide array of jewelry product including but not limited to; rights, earrings, pendants, chain, loose gemstones, bracelets, and watches. Metals will include Gold, silver, platinum, and vermeille.

Bid.com will make payments for shipments fourteen days after an invoice is received. They will also provide a valid Shipping account number for the various major delivery service companies or a Bid.com designated carrier.

A commission of 15% will be paid, to Bid.com on all jewelry sales and 10% on watches and other products. If Bid.com starts a minimum bid at a lower price than stipulated by netjewels.com, Bid.com agrees to pay the difference.

Feel free to contact me with any feedback,


/s/ Rob Joynt
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Rob Joynt
V.P. General Merchandising